Exhibit 1.1


              VAN KAMPEN AMERICAN CAPITAL EQUITY OPPORTUNITY TRUST
                                    SERIES 91
                                 TRUST AGREEMENT

                                                            Dated: April 9, 1998

         This Trust Agreement among Van Kampen American Capital Distributors, Inc., as Depositor, American Portfolio Evaluation Services, a division of Van Kampen American Capital Investment Advisory Corp., as Evaluator, Van Kampen American Capital Investment Advisory Corp., as Supervisory Servicer, and The Bank of New York, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Van Kampen American Capital Equity Opportunity Trust, Series 87 and Subsequent Series, Standard Terms and Conditions of Trust, Effective January 27, 1998" (herein called the "Standard Terms and Conditions of Trust") and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.


                                WITNESSETH THAT:

         In consideration of the premises and of the mutual agreements herein contained, the Depositor, Evaluator, Supervisory Servicer and Trustee agree as follows:


                                     PART I
                     STANDARD TERMS AND CONDITIONS OF TRUST

         Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.


                                     PART II
                      SPECIAL TERMS AND CONDITIONS OF TRUST

         The following special terms and conditions are hereby agreed to:

            1. The Securities defined in Section 1.01(24), listed in the Schedule hereto, have been deposited in trust under this Trust Agreement.

            2. The fractional undivided interest in and ownership of each Trust represented by each Unit is the amount set forth under "Summary of Essential Financial Information - Fractional Undivided Interest in the Trust per Unit" in the Prospectus. Such fractional undivided interest may be (a) increased by the number of any additional Units issued pursuant to Section 2.03, (b) increased or decreased in connection with an adjustment to the number of Units pursuant to Section 2.03, or (c) decreased by the number of Units redeemed pursuant to Section 5.02.

            3.The terms "Capital Account Record Date" and "Income
Account Record Date" shall mean the "Income and Capital Account Record Dates" set forth under "Summary of Essential Financial Information" in the Prospectus.

            4. The terms "Capital Account Distribution Date" and "Income Account Distribution Date" shall mean the "Income and Capital Account Distribution Dates" set forth under "Summary of Essential Financial Information" in the Prospectus.

            5. The term "Mandatory Termination Date" shall mean the "Mandatory Termination Date" set forth under "Summary of Essential Financial Information" in the Prospectus.

            6. The term "Rollover Notification Date" shall mean each of the "Rollover Notification Dates" set forth under "Summary of Essential Financial Information" in the Prospectus.

            7. The term "Special Redemption Date" shall mean each of the "Special Redemption Dates" set forth under "Summary of Essential Financial Information" in the Prospectus.

            8. Section 5.02 of the Standard Terms and Conditions of Trust shall be amended by adding the following to the end of such Section:

                  "Notwithstanding anything to the contrary herein, unless a
              Unitholder properly makes an affirmative election to the contrary as specified in the Prospectus, each Unitholder will be deemed to have tendered all Units then owned for redemption to the Trustee on the first Special Redemption Date and shall have such Units redeemed on such date as provided herein."

            9. Section 6.04(e) is hereby replaced with the following:

                   (e) (1) Subject to the provisions of subparagraph (2) of this paragraph, the Trustee may employ agents, sub-custodians, attorneys, accountants and auditors and shall not be answerable for the default or misconduct of any such agents, sub-custodians, attorneys, accountants or auditors if such agents, sub-custodians, attorneys, accountants or auditors shall have been selected with reasonable care. The Trustee shall be fully protected in respect of any action under this Indenture taken or suffered in good faith by the Trustee in accordance with the opinion of counsel, which may be counsel to the Depositor acceptable to the Trustee, provided, however that this disclaimer of liability shall not excuse the Trustee from the responsibilities specified in subparagraph (2) below. The fees and expenses charged by such agents, sub-custodians, attorneys, accountants or auditors shall constitute an expense of the Trust reimbursable from the Income and Capital Accounts of the affected Trust as set forth in section 6.04 hereof.

                   (2) The Trustee may place and maintain in the care of an Eligible Foreign Custodian (which is employed by the Trustee as a sub-custodian as contemplated by subparagraph (1) of this paragraph (e) and which may be an affiliate or subsidiary of the Trustee or any other entity in which the Trustee may have an ownership interest) any investments (including foreign currencies) for which the primary market is outside the United States, and such cash and cash equivalents in amounts reasonably necessary to effect the Trust's transactions in such investments, provided that:

                            (a) The Trustee shall perform all duties assigned to
                  the Foreign Custody Manager by Rule 17f-5 under the Investment Company Act of 1940 (17 CFR ss. 270.17f-5) ("Rule 17f-5"), as
                  now in effect or as such rule may be amended in the future. The Trustee shall not delegate such duties.

                            (b) The Trustee shall exercise reasonable care,
                  prudence and diligence such as a person having responsibility for the safekeeping of Trust assets would exercise, and shall be liable to the Trust for any loss occurring as a result of its failure to do so.

                            (c) The Trustee shall indemnify the Trust and hold
                  the Trust harmless from and against any risk of loss of Trust assets held in accordance with the foreign custody contract.

                            (d) The Trustee shall maintain and keep current
                  written records regarding the basis for the choice or continued use of a particular Eligible Foreign Custodian pursuant to this subparagraph for a period of not less than six years from the end of the fiscal year in which the Trust was terminated, the first two years in an easily accessible place. Such records shall be available for inspection by Unitholders and the Securities and Exchange Commission at the Trustee's offices at all reasonable times during its usual business hours.

                  (3) "Eligible Foreign Custodian" shall have the meaning assigned to it in Rule 17f-5.

                  (4) "Foreign Custody Manager" shall have the meaning assigned to it in Rule 17f-5.




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         IN WITNESS WHEREOF, Van Kampen American Capital Distributors, Inc. has
caused this Trust Agreement to be executed by one of its Vice Presidents or Assistant Vice Presidents and its corporate seal to be hereto affixed and attested by its Secretary or one of its Vice Presidents or Assistant Secretaries, American Portfolio Evaluation Services, a division of Van Kampen American Capital Investment Advisory Corp., and Van Kampen American Capital Investment Advisory Corp., have each caused this Trust Indenture and Agreement to be executed by their respective President or one of their respective Vice Presidents and the corporate seal of each to be hereto affixed and attested to by the Secretary, Assistant Secretary or one of their respective Vice Presidents or Assistant Vice Presidents and The Bank of New York, has caused this Trust Agreement to be executed by one of its Vice Presidents and its corporate seal to be hereto affixed and attested to by one of its Assistant Treasurers all as of the day, month and year first above written.


                         Van Kampen American Capital Distributors, Inc.

                         By          JAMES J. BOYNE
                               Vice President, Associate General Counsel
                                        and Assistant Secretary
Attest:


By   CATHY NAPOLI
Assistant Secretary

    American Portfolio Evaluation Services, a division of Van Kampen American
                       Capital Investment Advisory Corp.

                             By DENNIS J. MCDONNELL
                                President
Attest

By   JAMES J. BOYNE
Assistant Secretary

              Van Kampen American Capital Investment Advisory Corp.

                             By DENNIS J. MCDONNELL
                                President
Attest

By   JAMES J. BOYNE
Assistant Secretary

                              The Bank of New York

                               By JEFFREY BIESELIN
                                  Vice President
Attest

By   JEFFREY COHEN
Assistant Treasurer

                          SCHEDULE A TO TRUST AGREEMENT
                         SECURITIES INITIALLY DEPOSITED

                                       IN

         VAN KAMPEN AMERICAN CAPITAL EQUITY OPPORTUNITY TRUST, SERIES 91

(Note: Incorporated herein and made a part hereof are the "Portfolios" as set forth in the Prospectus.)